EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Superior Energy Services, Inc.:

We consent to the use of our report dated March 4, 2004, with respect to the consolidated balance sheets of Superior Energy Services, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders’equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related consolidated financial statement schedule, incorporated herein by reference.

Our report refers to a change in the method of accounting for depreciation on liftboats, a change in the method of accounting for derivative instruments and hedging activities and the adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 141 and certain provisions of SFAS No. 142 as of July 1, 2001. As of January 1, 2002, the Company adopted the remaining provisions of SFAS No. 142.

/s/ KPMG LLP

New Orleans, Louisiana

June 1, 2004